DUNE ENERGY ENTERS INTO DEFINITIVE STOCK PURCHASE AND SALE AGREEMENT TO ACQUIRE GOLDKING ENERGY CORPORATION FOR $320.5 MILLION

Houston, Texas, April 18, 2007 - Dune Energy, Inc. ("Dune" or the "Company") (AMEX: DNE) announced today that it had entered into a definitive Stock Purchase and Sale Agreement (the "SPA") to acquire all of the outstanding capital stock of Goldking Energy Corporation ("Goldking"), for total consideration of $320.5 million. Such consideration will consist of $302.5 million in cash (subject to adjustment) and $18 million of newly issued common shares. Based on a 2006 year end third party engineering report, Dune will acquire 112 Bcfe of proved reserves as well as an existing 3-D seismic data inventory.

Upon execution of the SPA, Dune delivered a $15 million earnest money deposit to the selling shareholder of Goldking, which will be credited against the purchase price at closing. The proposed acquisition is subject to customary closing conditions. Dune intends to utilize a combination of debt and equity in order to fund the acquisition and the closing of the transaction is contingent on Dune's ability to raise sufficient capital. Dune expects to close the acquisition on or before May 28, 2007, but in no event later than June 12, 2007.

Concurrent with the execution of the SPA, Dune entered into a Credit Agreement with Jefferies Funding LLC, pursuant to which Jefferies advanced a total of $65 million. The proceeds were used to purchase outstanding loans under our prior credit facility, to pay the $15 million earnest money deposit, to fund our current development, and for general working capital.

Goldking holds a diversified mix of oil and gas properties spread over some 65,000 net acres. The properties, located onshore along the Gulf Coast of Louisiana and Texas, provides meaningful current production coupled with numerous near term PUD and PDNP development opportunities, as well as company making exploration potential. On a pro forma basis, Dune will have independently engineered estimated proved reserves of 142 Bcfe, of which approximately 41% would be classified as proved developed and 63% would be natural gas.

The "New" Dune:

      o Significant sustainable cash flow; most Goldking assets have extensive production history, which compliments existing Barnett Shale "gas manufacturing";

      o High degree of operational control; pro forma operation of in excess of 90% of producing wells, with average working interest over 90%;

      o     Sizeable deep pool and sub-salt exploration potential;

      o     Multi-year drilling inventory;

      o Highly experienced senior management and technical team with strong Gulf Coast operating experience;


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      Alan Gaines, Dune's Chairman stated, "This acquisition transforms Dune into a substantial, highly focused independent E&P company, with a balanced portfolio of development drilling and high impact exploration. The transaction will be immediately accretive to Dune's cash flow, production and net asset value, in keeping with our ongoing commitment to maximize shareholder value."

      James A. Watt, Dune's newly appointed Chief Executive Officer commented, "I look forward to working with Alan and the existing Dune and Goldking technical teams to build upon the existing asset base of the two companies. We have numerous opportunities for exploitation of existing reservoirs and deeper pool tests on these properties utilizing current technology and the talents of the technical teams."

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune's Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.